Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Ranger Energy Services, Inc. of our report dated May 18, 2017 relating to the financial statements of ESCO Leasing, LLC, included in the prospectus filed pursuant to Rule 424(b) under the Securities Act filed with the Securities and Exchange Commission on August 14, 2017, which forms a part of Ranger Energy Services, Inc.’s Registration Statement on Form S-1, as amended (File No. 333-218139). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

August 17, 2017